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                                                                    EXHIBIT 99.1

                                                      Contact:  Larry Dorman
                                                                Krista Mallory
                                                                (760) 931-1771


           ELY CALLAWAY REASSUMES ROLES AS CALLAWAY GOLF PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER


     CARLSBAD, Calif., October 15, 1998 -- Callaway Golf Company (NYSE: ELY) today announced that Ely Callaway, the Company's Founder and Chairman, will reassume the additional roles of President and Chief Executive Officer, effective immediately. Mr. Callaway, 79, had held those positions from the time of the Company's 1982 founding until May of 1996.

     "We feel very fortunate that we can call upon the Company's Founder at such an important time," said Richard Rosenfield, Vice Chair of the Executive and Compensation Committee of the Company's Board of Directors. "Ely Callaway's vision and leadership are among our most valuable assets and the board believes that the man who built the company is the man to lead it now."

     The Board and Donald H. Dye agreed that he would step aside as President and Chief Executive Officer and as a Director effective immediately. Mr. Dye, who had assumed the role of CEO in May of 1996, will continue to serve as a consultant to the Company.

     "The first thing I want to say is that I have the utmost regard, respect and affection for Don Dye and the job that he has done for Callaway Golf," Mr. Callaway said. "Under his leadership, the Company enjoyed tremendous growth, from $553 million in sales to a record $843 million in 1997. I am honored that the Board has seen fit to ask me to serve for approximately the next two years as the CEO. With lots of confidence, I am looking forward to meeting the challenges that we face as a Company.

     "At Callaway Golf, I believe that we have the best people, the best facilities and the most powerful brand in the industry. All of these exceptional factors will be working together to continue to move the company forward successfully."

     Callaway Golf makes and sells Big Bertha(R) metal woods and irons, including Big Bertha(R) Steelhead(TM) Stainless Steel Metal Woods, Great Big Bertha(R) Titanium Metal Woods, Biggest Big Bertha(TM) Titanium Drivers, Big Bertha(R) Irons and Great Big Bertha(R) Tungsten.Titanium(TM) Irons. Big Bertha(R) Drivers are the number one drivers in use on the PGA, Senior PGA, Ladies PGA, Nike and European PGA Tours.
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     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to market acceptance of current and future products, competitive pressures, and costs and potential disruption of business as a result of the reorganization of international operations, as well as other risks and uncertainties detailed from time to time in the Company's periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.